Exhibit 99.1

SARATOGA RESOURCES, INC. ANNOUNCES PROPOSED OFFERING OF SENIOR SECURED NOTES AND COMMON STOCK

HOUSTON, TX, June 24, 2011 – Saratoga Resources, Inc. (OTCQB: SROE.PK) announced today that it plans to offer (the “Offering”), subject to market and other conditions, $125 million of senior secured notes and $30 million of common stock. The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The common stock will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to accredited investors pursuant to Regulation D under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S.  The notes will be guaranteed on a senior secured basis by property and assets of the company and subsidiaries. The interest rates, offering price and other terms of the notes and the offering price and other terms of the common stock will be determined at the time of pricing of the offerings.

In conjunction with the Offering, Saratoga also intends to enter into a new senior secured revolving credit facility, which will be secured by all of the assets of Saratoga and its subsidiaries and will be guaranteed by each of its subsidiaries.

Saratoga intends to use the net proceeds from the Offering to repay substantially all of its existing debt, including all debt under its existing credit facilities.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, the common stock or any other securities. The notes and common stock have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information regarding Saratoga’s proposed offering of notes and common stock and the use of proceeds therefrom and the entry into a new senior secured credit facility that may be deemed forward-looking and that is based largely on the Company’s current expectations, and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risk that the offering may not be completed as contemplated or on terms deemed favorable to the Company. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

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